UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 20, 2013

CORPORATE PROPERTY ASSOCIATES 18 - GLOBAL INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-54970	90-0885534
(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 492-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 20, 2013, a subsidiary of Corporate Property Associates 18 — Global Incorporated  (“CPA®:18 —  Global”) completed the acquisition of a 50% interest in a newly formed joint venture owning the State Farm Operation Center in Austin, Texas from State Farm Mutual Automobile Insurance Company, an unaffiliated third party, for approximately $55.0 million plus acquisition fees and third party closing costs. CPA®:18 — Global’s affiliate, Corporate Property Associates 17 — Global Incorporated, acquired the other 50% interest.

In connection with the acquisition, the joint venture obtained $72.8 million in non-recourse, interest-only debt financing, with an annual interest rate of 4.5% and a maturity date of September 10, 2023. CPA®:18 — Global’s investment was financed in part by a $15.0 million loan from W.P. Carey Inc., which is the ultimate parent of CPA®:18 — Global’s advisor, Carey Asset Management Corp. (“CAM”), and holds an indirect interest in CPA®:18 — Global, at a rate of LIBOR plus 1.75% and a maturity date of August 20, 2014.

CAM received acquisition fees of approximately $2.9 million in the transaction.

Item 9.01 - Financial Statements and Exhibits.

(a) and (b)

Pursuant to Items 9.01(a) and (b) of Form 8-K, the registrant hereby undertakes to file financial statements, as applicable, in response to Item 2.01 of Form 8-K through an amendment to this Report within 71 days after the date that this Current Report on Form 8-K is filed.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release titled “W.P. Carey Closes $110 Million Sale – Leaseback of State Farm Operation Center in Austin, Texas” issued on August 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 18 - Global Incorporated

Date: August 26, 2013	By:	/s/ Susan C. Hyde
Susan C. Hyde
Managing Director